UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2021

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective December 14, 2020, Neal F. Fowler, the former Chief Executive Officer and a Class III director of Liquidia Corporation, a Delaware corporation (the “Company”), retired from such positions and was succeeded by Damian deGoa.

On January 13, 2021 (the “Separation Date”), the Company, through Liquidia Technologies, Inc., a wholly owned subsidiary of the Company (“Liquidia Technologies”), and Mr. Fowler entered into a Severance Agreement and General Release (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, Mr. Fowler’s employment ceased on the Separation Date and Mr. Fowler will receive the following “Severance Benefits” (as defined in that certain Amended and Restated Executive Employment Agreement, dated as of January 31, 2018, by and between Liquidia Technologies and Mr. Fowler), as further described in the Severance Agreement: (i) an amount equal to Mr. Fowler’s current base salary for 12 months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below); (ii) an amount equal to the bonus that Mr. Fowler would have earned pursuant to the Company’s Annual Cash Bonus Plan, as amended from time to time (the “Bonus Plan”), for the “2020 Performance Period” (as defined in the Bonus Plan), as if Mr. Fowler had been employed by the Company on the date that the bonus is paid, which amount shall be paid at the same time and in the same manner that bonus awards are paid to the Company’s other participants in the Bonus Plan; and (iii) payment of that portion of the premiums required to continue Mr. Fowler’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) that exceeds the active employee rate, provided that Mr. Fowler timely elects to continue coverage under COBRA, until the earliest of (A) the close of the Severance Period, (B) the expiration of Mr. Fowler’s eligibility for the continuation coverage under COBRA, or (C) the date when Mr. Fowler becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Furthermore, the Compensation Committee of the Company’s Board of Directors also approved the extension of the post-separation period for Mr. Fowler to exercise vested stock options under applicable stock option grant agreements from three months to 12 months (unless earlier terminated), as further described in the Severance Agreement (the “Option Exercise Period Extension”).

As consideration for the Severance Benefits and the Option Exercise Period Extension, Mr. Fowler agreed to a customary general release and has agreed not to sue or to disparage the Company. In accordance with applicable law, Mr. Fowler may revoke the Severance Agreement at any time during the seven days following his January 13, 2021 execution of the Severance Agreement (the end of such period with no revocation, the “Release Effective Date”), in which case he will not be entitled to the payments or other rights provided in the Severance Agreement.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the complete terms and conditions of the Severance Agreement included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit
10.1	Severance Agreement and General Release, dated as of January 13, 2021, by and between Liquidia Technologies, Inc. and Neal F. Fowler.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 14, 2021	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer